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                                                                     EXHIBIT 10a

                       [HARSCO CORPORATION LETTERHEAD]



                                                       22 August 1995




Mr. Barrett W. Taussig
2006 Mountain Pine Drive
Mechanicsburg, PA  17055

Dear Barrett,

         This letter will acknowledge that you have resigned from Harsco as of 30 September 1995 and that the Company has accepted your resignation. It will further serve to confirm the agreement that we have entered into to satisfy Harsco's financial obligations to you under the agreement dated 20 January 1994 (the "Premerger Agreement"), and to meet the Company's anticipated need for your future services from time to time, particularly with regard to defense business matters.

         The Company will continue your current salary and benefits until the date of your resignation, 30 September 1995. It is mutually agreed that in consideration of the provisions of this letter agreement, the Premerger Agreement and the related Special Supplemental Retirement Benefit Agreement dated 28 January 1994 between the Company and you are canceled and Harsco will not have any obligations under those Agreements. Thus, your service credit under the Harsco pension plans will be calculated from your actual date of employment at the Company's BMY Division.

         On or before 28 February 1996, Harsco will pay you three-fourths (3/4) of the amount that you would have received under the 1995 Executive Incentive Compensation Plan (the "Plan") had you been employed for the full year. This amount will be paid entirely in cash, notwithstanding the provisions of the
Plan that require payment partly in common stock.
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                                                          Mr. Barrett W. Taussig
                                                                  22 August 1995
                                                                          Page 2


         Harsco will retain you as a consultant to the Corporation for the period 1 October 1995 through 30 September 1998. You will provide Harsco such services as the Chairman and Chief Executive Officer may request relating to the defense business, United Defense, L.P., and such other matters as may be relevant to your knowledge and expertise. You will cooperate with Harsco with regard to legal issues and testify when requested. You will be available to provide occasional consultation from your home or at the Corporate Office upon request by Harsco.

         In consideration of the consulting services described above, Harsco will pay you a monthly fee of $18,333.33 on the last day of each month during the term of this consulting agreement. For each day of substantial service that you perform at Harsco's request under this agreement (but not including the brief periodic discussions which would be provided without additional compensation) Harsco will pay you an additional $800 per day of service. The Company will also reimburse you for your actual and reasonable travel expenses incurred at the specific request of the Chairman and Chief Executive Officer when submitted with proper supporting documentation in compliance with Harsco expense reimbursement policies. Harsco will not provide any insurance, pension or other benefits to you beyond those accrued as of the date of your resignation. Your stock options will be exercisable for a period of time in accordance with their terms.

         Nothing in this Agreement will be deemed to constitute you as an employee of Harsco. If the obligations of this Agreement are satisfactorily performed, Harsco by policy does not limit your ability to render services for other noncompeting entities.

         It is understood that, as a consultant, you will be an independent contractor to Harsco, and Harsco will not be responsible for withholding any federal, state, or local taxes. Harsco will issue an IRS Form 1099 at the Company's year-end accounting for taxable remuneration paid under the consulting agreement.
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                                                          Mr. Barrett W. Taussig
                                                                  22 August 1995
                                                                          Page 3


         A copy of Harsco's Code of Conduct is attached and is incorporated herein. You expressly agree to conform to the requirements of this Code. You will not make any effort to acquire information for the Company to which Harsco is not legally entitled.

         In consideration of Harsco's undertakings in this agreement, you are signing simultaneously with the execution of this agreement, the enclosed confidentiality agreement.

         This agreement is for your unique personal services and will not be assignable or delegable by you. In the event of your death, Harsco will make the remaining payments under the consulting agreement to your estate.

         In the event that you breach this agreement or the attached confidentiality agreement, Harsco will have the right to terminate all further consideration under this agreement.

         If this letter accurately states our agreement, please indicate your acceptance by signing and returning to me the enclosed copy of this letter.

                                        Sincerely,

                                        /s/ DEREK C. HATHAWAY
                                        ---------------------
                                        Derek C. Hathaway
                                        Chairman, President & CEO

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Attachment

Accepted and agreed to this 23 day of August 1995.


/s/ BARRETT W. TAUSSIG
----------------------
Barrett W. Taussig
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                           CONFIDENTIALITY AGREEMENT


I, Barrett W. Taussig, in consideration of my engagement as a consultant to Harsco Corporation ("Harsco") hereby agree that:

1. Unless authorized in writing or instructed by Harsco, I will not during my consulting period or after such consulting period, disclose to anyone outside of Harsco or use any of Harsco's confidential, secret or proprietary information known to or acquired by me during my employment or consulting period relating to human resources, administration, strategic business plans, products, pricing, costs, bids, processes, know-how, customer relations, marketing proposals, profit and loss information, design proposals and specifications, strategic marketing proposals, trade secrets, research, developments, equipment, computer software, computer processed data, suppliers or supplies and services or other information concerning Harsco. This Agreement shall not restrict the disclosure or use of information which is publicly available or the disclosure or use of information which I am required to disclose by order of a court of competent jurisdiction.

2. This Agreement shall be binding on my heirs, legal representatives and assigns, and shall inure to the benefit of any successors and assigns of Harsco.

3. If any provision of this Agreement is found to be invalid by a court of competent jurisdiction, such invalidity will not invalidate the rest of this Agreement but it will be construed as not containing said provision and the rights and obligations of the parties will be interpreted, construed and enforced accordingly.

4. The parties hereto agree that this Agreement is made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, in which jurisdiction Harsco maintains its principal offices and place of business.


8/23/95                                    /s/ BARRETT W. TAUSSIG
------------------                         ------------------------
Date                                       Barrett W. Taussig


                                           HARSCO CORPORATION


8/23/95                                    /s/ DEREK C. HATHAWAY
------------------                         ------------------------
Date                                       Derek C. Hathaway
                                           Chairman, President & CEO

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